UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information combines the historical financial position and results of operations of State Bank Financial Corporation ("STBZ") and State Bank and Trust Company ("State Bank"), a wholly-owned subsidiary of STBZ, and AloStar Bank of Commerce ("AloStar"), after giving effect to the merger of AloStar with and into State Bank, using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying explanatory notes. Under the acquisition method of accounting, the assets and liabilities of AloStar will be recorded by State Bank at their respective fair values as of September 30, 2017, the date the merger was completed, and the excess of the merger consideration over the fair value of AloStar’s net assets will be allocated to goodwill. The unaudited pro forma condensed combined balance sheet gives effect to the merger as if the merger was consummated on June 30, 2017. The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2017 and for the year ended December 31, 2016 give effect to the merger as if the merger was consummated on January 1, 2017 and January 1, 2016, respectively.
The unaudited pro forma condensed combined financial information should be read together with STBZ's separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2016, included in STBZ's Annual Report on Form 10-K for the year ended December 31, 2016; STBZ's separate unaudited historical consolidated financial statements and accompanying notes as of and for the three and six months ended June 30, 2017, included in STBZ's Quarterly Report on Form 10-Q for the quarter ended June 30, 2017; and other information pertaining to STBZ contained in previous Securities and Exchange Commission ("SEC") filings.
The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the periods presented. The adjustments included in these unaudited pro forma combined financial statements are preliminary and may be revised. The unaudited pro forma condensed combined financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors. In addition, the purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment. The unaudited pro forma condensed combined balance sheet has also been adjusted to reflect the preliminary allocation of the estimated purchase price to net assets acquired.
The final allocation of the purchase price will be determined after completion of thorough analyses to determine the fair value of AloStar's tangible and identifiable intangible assets and liabilities as of the September 30, 2017 acquisition date. Increases or decreases in the estimated fair values of the net assets of AloStar as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the purchase price allocated to goodwill and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to AloStar’s shareholder’s equity including results of operations through the date the merger is completed will also change the purchase price allocation, which may include the recording of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2017

	Historical		Pro Forma		STBZ & AloStar (Pro Forma)
(Dollars in thousands)	STBZ	AloStar	Adjustments

Assets
Cash and cash equivalents	$137,674	$80,821	$(114,005)	(a)(h)	$104,490
Investment securities	910,899	81,596	—		992,495
Loans receivable	2,881,000	783,362	(29,286)	(b)	3,635,076
Allowance for loan losses	(27,988)	(10,774)	10,774	(c)	(27,988)
Loans, net	2,853,012	772,588	(18,512)		3,607,088
Loans held-for-sale	48,895	—	—		48,895
Other real estate owned	2,407	—	—		2,407
Goodwill	77,476	—	11,411	(d)	88,887
Other intangibles, net	11,599	18	1,132	(e)	12,749
SBA servicing rights	3,828	—	—		3,828
Other assets	188,187	10,331	8,249	(f)	206,767
Total assets	$4,233,977	$945,354	$(111,725)		$5,067,606
Liabilities and Shareholders’ Equity					—
Total deposits	3,452,692	703,912	1,374	(g)	4,157,978
Borrowings	105,654	40,000	80,000	(h)	225,654
Other liabilities	43,294	5,736	2,607	(i)	51,637
Total liabilities	3,601,640	749,648	83,981		4,435,269
Total shareholders’ equity	632,337	195,706	(195,706)	(j)	632,337
Total liabilities and shareholders’ equity	$4,233,977	$945,354	$(111,725)		$5,067,606

Unaudited Pro Forma Condensed Combined Statement of Income
For the Six Months Ended June 30, 2017

	Historical
(Dollars in thousands, except per share amounts)	STBZ	AloStar	Pro Forma Adjustments		STBZ & AloStar Pro Forma

Interest income:
Loans, including accretion income and fees	$85,837	$20,063	$492	(k)	$106,392
Investment securities	11,023	748	(748)	(l)	11,023
Deposits with other financial institutions	184	553	(320)	(m)	417
Total interest income	97,044	21,364	(576)		117,832
Interest expense:
Deposits	6,231	3,695	(284)	(n)	9,642
Borrowings	377	120	25	(o)	522
Total interest expense	6,608	3,815	(259)		10,164
Net interest income	90,436	17,549	(317)		107,668
Provision for loan and lease losses	2,847	(46)	—	(p)	2,801
Net interest income after provision for loan and lease losses	87,589	17,595	(317)		104,867
Total noninterest income (1)	19,935	6,655	—		26,590
Total noninterest expense	66,562	12,834	76	(q)	79,472
Income before income taxes	40,962	11,416	(393)		51,985
Income tax expense	14,201	4,397	(21)	(r)	18,577
Net income	$26,761	$7,019	$(372)		$33,408

Earnings per share
Basic	$.69				$.86
Diluted	.69				.86
Weighted average shares outstanding
Basic	37,881,999				37,881,999
Diluted	37,934,187				37,934,187
(1) AloStar's results of operation for the six months ended June 30, 2017 include a one-time gain of $3,793 related to the early termination of their loss share agreements with the Federal Deposit Insurance Corporation.

Unaudited Pro Forma Condensed Combined Statement of Income
For the Year Ended December 31, 2016

	Historical
(Dollars in thousands, except per share amounts)	STBZ	AloStar	Pro Forma Adjustments		STBZ & AloStar Pro Forma

Interest income:
Loans, including accretion income and fees	$146,334	$39,056	$956	(k)	$186,346
Investment securities	18,629	1,792	(1,792)	(l)	18,629
Deposits with other financial institutions	294	822	(376)	(m)	740
Total interest income	165,257	41,670	(1,212)		205,715
Interest expense:
Deposits	9,331	6,488	(1,228)	(n)	14,591
Borrowings	288	914	16	(o)	1,218
Total interest expense	9,619	7,402	(1,212)		15,809
Net interest income	155,638	34,268	—		189,906
Provision for loan and lease losses	237	1,537	—	(p)	1,774
Net interest income after provision for loan and lease losses	155,401	32,731	—		188,132
Total noninterest income	39,301	6,692	—		45,993
Total noninterest expense	120,927	26,804	152	(q)	147,883
Income before income taxes	73,775	12,619	(152)		86,242
Income tax expense	26,184	4,818	83	(r)	31,085
Net income	$47,591	$7,801	$(235)		$55,157

Earnings per share
Basic	$1.29				$1.49
Diluted	1.28				1.49
Weighted average shares outstanding
Basic	35,931,528				35,931,528
Diluted	36,033,643				36,033,643

Notes to Pro Forma Condensed Financial Statements (Unaudited)

Note 1 - Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared pursuant to the rules and regulations of the SEC. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been omitted pursuant to such rules and regulations. However, management believes that the disclosures are adequate to make the information presented not misleading.

Note 2 - Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on current assumptions and valuations, which are subject to change.

(a)	Adjustment reflects cash payments to AloStar shareholders of $194.0 million.

(b)	Adjustment reflects estimated fair value adjustment to acquired loan portfolio.

(c)
Adjustment reflects elimination of AloStar's historical allowance for loan and lease losses. Purchased loans in a business combination are recorded at their estimated fair value on the acquisition date and the carryover of the related allowance for loan and lease losses is prohibited.

(d)	Goodwill represents the excess of the purchase price over the fair values of the assets and liabilities acquired. A summary regarding estimated goodwill follows (in thousands):

AloStar
Purchase price:
Cash paid to former shareholders	$194,005
Total purchase price	194,005

Book value of acquired assets	945,354
Fair market value adjustment to acquired assets, excluding goodwill	(9,131)
Book value of liabilities assumed	749,648
Fair market value adjustment to liabilities assumed	3,981
Fair value of net assets acquired, excluding goodwill	182,594
Goodwill	$11,411
The final purchase price in the merger is dependent upon several factors, including changes in AloStar's tangible book value.

(e)	Adjustment reflects the estimated fair value of the acquired core deposit intangible.

(f)	Adjustment reflects estimated adjustments to deferred tax assets to reflect the tax position of the combined companies.

(g)	Adjustment reflects estimated fair value adjustment to the acquired deposit portfolio.

(h)	Adjustment reflects estimated additional borrowings of $80.0 million to fund the acquisition of AloStar.

(i)	Adjustment reflects the fair value adjustment based on State Bank's evaluation of other liabilities and to record certain liabilities directly related to the acquisition.

(j)	Adjustment reflects the cash paid for all of AloStar's outstanding shares.

(k)
Adjustment reflects the difference between the recorded interest earned on loans and the estimated incremental income accretion of the acquired loans based on current market yields for similar loans over their remaining lives.

(l)	Adjustment reflects the reduction in investment income related to AloStar's investment securities sold shortly after acquisition.

(m)	Adjustment reflects the reduction in interest income related to cash used in the acquisition of AloStar.

(n)	Adjustment reflects the amortization of the premium on AloStar's deposits.

(o)	Adjustment reflects the increase in interest expense related to additional borrowings used in the acquisition of AloStar.

(p)
Acquired loans are recorded at their estimated fair value at acquisition, which includes adjustments for identified and estimated credit losses expected at acquisition. The recording of acquired loans at their estimated fair value would be expected to significantly reduce AloStar's provision for loan and lease losses for the six months ended June 30, 2017 and the year ended December 31, 2016, respectively. However, we have assumed no reduction to the historic amount of AloStar's provision for loan losses in these pro forma financial statements.

(q)	Adjustment reflects the amortization of the core deposit intangible over 7 years using the straight-line method.

(r)	Adjustment reflects a 38.39% marginal statutory income tax rate on the pro forma adjustments and an increase of the historic statutory federal income tax rate from AloStar's 34.00% to STBZ's 35.00%